CIB Marine Bancshares, Inc. Announces That It Held Informational Meetings with Trust Preferred
Securities Holders

PEWAUKEE, WI, April 6, 2009 – CIB Marine Bancshares, Inc. (PINKSHEETS: CIBH) announced that it has held two informational meetings with holders of its trust preferred securities as part of the company’s solicitation to exchange debentures issued by the company in conjunction with those trust preferred securities issues for shares of the company’s non-cumulative, perpetual preferred stock.

The company encourages the holders of the trust preferred securities to vote their ownership interest by the voting deadline of April 10, 2009. Holders should contact the company’s information agent, Stifel, Nicolaus & Company, Inc., at 501 N. Broadway, St. Louis, Missouri, 63130; Attn: Patrick Koster, Managing Director; phone: (314) 342-4054, fax: (314) 342-2775; email: kosterp@stifel.com; to request a copy of the consent solicitation or to ask any questions they might have on the matter.

The company is in the process of gathering votes from all trust preferred securities holders, including the holders of securities that represent a part of the collateral pool for the following CDOs in which senior bondholders are eligible to vote: (1) Regional Diversified Funding (CUSIPs: 75902AAA6 and 75902AAB4), (2) Senior Tranche of PreTSL I (Preferred Term Securities, Ltd. (CUSIPs: 740408AA7 and G7219MAA4)), and (3) Senior Tranche of PreTSL II (Preferred Term Securities II, Ltd. (CUSIPs: 74040KAB8, 74040KAF9, G7220EAB7)); and the holders of securities issued by CIB Statutory Trust V.

The company announced that it may elect to extend the vote beyond the April 10, 2009 deadline if it is necessary to do so to allow all holders the opportunity to vote.

The company encourages all holders entitled to vote on the plan of restructuring to contact the information agent with any inquiries concerning this matter. The company is happy to meet with any voting holder to discuss the plan or answer any questions and meetings can be arranged through the information agent.

Contact:

John P. Hickey, Jr.

President and CEO

(262) 695-6000

This statement contains forward-looking information. Actual results could differ materially from those indicated by such information. Information regarding risk factors and other cautionary information is available in Item 1A of CIB Marine’s Annual Report on Form 10-K for the period ended December 31, 2007 and updated in Item 1A of Part II of CIB Marine’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008.

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